UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT INFORMATION

On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

INFORMATION REGARDING PARTICIPANTS

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the definitive proxy statement filed by BEI with the Securities and Exchange Commission on March 15, 2005.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

***********************************************************************************************************

F I N A L   T R A N S C R I P T

Thomsom StreetEvents(SM)

BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Event Date/Time: Mar. 15. 2005 / 8:30AM ET Event Duration: 54 min

OVERVIEW

BEV reports net income from continuing operations in 4Q04 of $14.9m or $0.13 per share diluted. 2004 net income from continuing operations grew 54% to nearly $43m or $0.37 per share diluted. For 4Q04, cash flow from operations more than doubled to $37.9m vs. $16.4m in 4Q03. EBITDA guidance for 2005 of $210-215m. Q&A Focus: Expenses, EBITDA margin, Arkansas legislation.

streetevents@thomson.com	617.603.7900	www.streetevents.com

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Jim Griffith
 Beverly Enterprises, Inc. — SVP, IR & Corporate Communications

Bill Floyd
 Beverly Enterprises, Inc. — Chairman, President & CEO

Jeff Freimark
 Beverly Enterprises, Inc. — EVP, CFO & CIO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Charles Lynch
 CIBC World Markets — Analyst

Mark Ort
Glazer Capital — Analyst

A.J. Rice
Merrill Lynch — Analyst

Jerry Doctrow
Legg Mason — Analyst

Michael McNolte
Context Capital — Analyst

James Kumpel
Friedman, Billings, Ramsey — Analyst

Brian Lombardi
 Dolphin — Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the Beverly Enterprises fourth-quarter earnings conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Jim Griffith. Please go ahead, sir.

Jim Griffith - Beverly Enterprises, Inc. — SVP, IR & Corporate Communications

Good morning, everyone. The press release announcing fourth-quarter earnings was distributed this morning, and we plan to file our 10-K later today. The release and this conference call are intended to be disclosure through methods reasonably designed to provide broad nonexclusionary distribution to the public in accordance with Regulation FD. The Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 apply to this call. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from forecasts. In addition, our results of operations, financial condition, and cash flows may be adversely impacted by the unsolicited indication of interest in an acquisition of us by the Whitman Appaloosa group and related actions taken by this group. These and other factors that could affect actual results are addressed in materials filed with the SEC.

Yesterday on March 14, we filed a preliminary proxy statement with the Securities and Exchange Commission relating to our solicitation of proxies with respect to our 2005 annual meeting of stockholders. Prior to the annual meeting, we will furnish a definitive proxy statement to our stockholders. We urge investors and security holders to read the proxy statement because it contains important information. You can obtain a copy of BEI’s proxy statement free of large at www.sec.gov or on the Company’s

streetevents@thomson.com	617.603.7900	www.streetevents.com	1

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

website at www.Beverlycorp.com under the tab Investor Information and then under the heading “SEC filings.” Information regarding the names, affiliations, and interests of individuals who may be deemed participants in the solicitation of proxies for our 2005 annual meeting of stockholders is contained in the preliminary proxy statement filed by us on March 14.

I want to remind you that a replay of this call will be available through midnight Friday March 25, and the access numbers are in our press release. Our CEO, Bill Floyd, will give you his view of the quarter and the full year. And Jeff Freimark, our Chief Financial Officer will cover the financial highlights. And after that we will open the call to your questions about our fourth-quarter and full-year operating and financial performance. During this call, the presenters will discuss certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures may be found on our website www.Beverlycorp.com by clicking on Earnings news. With that I will turn it over to Bill.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Good morning, everyone, and thanks for joining us. Over the past four years, we have focused on executing a strategic plan to turn around BEI’s operating and financial performance. And to build profitable growth through specific growth initiatives. I am pleased to say that our strong fourth-quarter and year-end results demonstrate that our strategic plan is working and that during the past year, we have moved forward into the profitable growth phase of it. Our fourth-quarter operating and financial performance, coupled with strong results from the previous nine months allowed us to finish the year in great shape, with significant gains in revenue and income and with EBITDA ahead of projections. Net income from continuing operations in the fourth quarter totaled $14.9 million or $0.13 per share diluted. That’s up 30 percent from 11.4 million or $0.10 per share diluted in the same period in 2003.

Looking beyond just the numbers, I want to stress that our quarterly results have their roots in the great strides we have made in enhancing the performance of our skilled nursing facility business, leveraging synergies with this business to properly build our Eldercare service businesses, and utilizing our significantly improved financial position, including a strengthened balance sheet and enhanced cash position. For example, in skilled nursing, our solid quarterly results reflected revenue and margin gains in our skilled nursing facilities. At the same time, our Eldercare service businesses have contributed to earnings through strong revenue and EBITDA improvements in Aegis Therapies and AseraCare Hospice, compared to the fourth quarter of 2003. Total revenues for both the quarter and the year were up about 10 percent compared to the same period in 2003.

For the full year, skilled nursing revenues were up nearly 7 percent, third-party revenues for Aegis Therapies was up 58 percent, and AseraCare Hospice and home health recorded a 68 percent increase in revenue of which roughly half is represented by the Hospice USA acquisition. Comparing 2004 with 2003, full-year net income from continuing operations grew 54 percent to nearly $43 million, or $0.37 per share diluted. And that includes refinancing expense of $41 million. Excluding the refinancing, expenses from both year’s income from continuing operations would more than have doubled from 2003 levels. EBITDA from continuing operations totaled $191 million in 2004, up 22 percent from 156 million in 2003. Our EBITDA margin for the full year averaged 9.6 percent, an increase of 92 basis points from the prior year. The strong momentum we generated during 2004 continues into this year, and we are reaffirming our EBITDA guidance for ‘05 of 210 million to $215 million.

Our strong performance reflects revenues and earnings from our principle business, skilled nursing, that continued to be ahead of target. One important contributor to earnings is the more effective control of labor costs our local operators have achieved through our labor management system. This system continues to help our local operators more efficiently manage labor costs and also reduce the use of more expensive temporary health or registry. We reduced registry costs in our skilled nursing segment 33 percent from the 2003 fourth quarter to less than $800,000 for the most recent period. And 88 percent of our facilities were registry-free during the quarter. For the full year, registry usage was down 27 percent compared to ‘03, representing a reduction of $1.6 million. The labor management system also helped us to moderate the increase in our weighted average wage rate through more efficient facility staffing. For 2004, the weighted average wage rate was up only 3.7 percent compared to 2003.

streetevents@thomson.com	617.603.7900	www.streetevents.com	2

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Looking at other key performance metrics in this segment, nursing home occupancy for continuing operations averaged 89.4 percent for the quarter an increase of 95 basis points from the year earlier period. For the full year, occupancy was 88.9 percent, an increase of 69 basis points over 2003. For the 2004 fourth quarter, Medicare revenues were up 3.4 percent. For the full year Medicare revenues were up nearly 10 percent. For the full year Medicare represented 28 percent of total skilled nursing revenue, an improvement of 166 basis points compared to 2003. Medicare per diem rates rose 6.2 percent for the quarter, reflecting a 2.8 percent increase in Medicare rates effective October 1, 2004. And treatment of higher acuity patients. For the full year, Medicare per diem were was 8.4 percent higher than in 2003.

Our Medicare patients as a percent of total patient days averaged roughly 12 percent for the year, exceptionally flat on a year-over-year basis. The fourth-quarter ‘04 was down slightly from the fourth-quarter of ‘03 when we experience an unusually high influx of patients because of an early flu season in 2003. Medicare mix is a major focus for us in 2005. And as we discussed on — at our Investor Day, we have several initiatives under way to increase this business. For the first quarter of 2005, based on year-to-date performance, we expect to be right around 13 percent of total patient dates.

Turning to Medicaid, per diem rates increased 5.7 percent from the year earlier quarter after netting out the cost of provider taxes, this represents a net increase of 4.9 percent. More efficient use of labor and more favorable reimbursement rates contributed to 120 basis point increase in EBITDA margins for skilled nursing compared to 2003. For the full year, skilled nursing EBITDA was up 24 percent. We also achieve and continuing gains in the quality of care we provide. Each of our regions exceeded their quality targets for the year and improved their performance on key clinical quality indicators compared with 2003. Quality care improvements were reflected in our ‘04 survey results which continued to show improvements from prior years. The continuing operating and financial gain we’ve achieved in our skilled nursing business are the direct result of strategic actions we have been taking to strengthen our asset portfolio.

Our divestiture program has been an important driver of these performance improvements. During ‘04, we sold, closed, or terminated leases on 24 facilities bringing the total of divested facilities to 112 since the beginning of ‘03 and substantially completing this divestiture program. We now have a solid skilled nursing facility portfolio in place. And we are able to shift our focus to profitable growth through the initiatives we discussed at our Investor Day in January. Those initiatives include increasing market share by broadening our base of services with new products and by differentiating ourselves from local competitors. One of the primary ways we are doing this is by adding mid-staged and advanced Alzheimer’s care units to our facilities. These units have contributed to their host facilities in terms of revenue growth, occupancy increases, and margin improvement. We completed construction on 29 Alzheimer’s units during 2004 bringing the total to 98 mid-stage and 21 advanced-care units. In 2005, we plan to construct an additional 30 Alzheimer’s units.

Turning to our service business, we continue to achieve strong revenue growth in Aegis Therapy and AseraCare Hospice. Third-party revenues for Aegis Therapies were up 58 percent from prior year. Revenue growth resulted from the net addition of 75 new customers during the year, from growing business with existing customers, and by increasing revenue per skilled nursing facility contracts by 28 percent. This is an overall tightening — there is an overall tightening of the labor market for therapists resulting in higher labor costs; nevertheless, Aegis was able to hire more than 1,900 therapists during ‘04 and retention rates averaged nearly 90 percent. We plan to add 2,300 more therapists during 2005. Although EBITDA margins for Aegis were reduced by higher labor costs in ‘04, they were still in the mid-teens, more than twice the average for the other contract rehab providers. These higher margins reflect the value-added nature of the services Aegis provides. With aggressive and innovative strategies under way to recruit additional therapists, we expect margins to continue in the mid-teens in 2005. Aegis annualized revenue run rate of 285 million at year end, and its 936-customer locations make Aegis the largest and most successful contract rehab provider in the long-term care sector.

During — turning to our other major service businesses, AseraCare Hospice revenues more than doubled compared to the 2003 fourth quarter. This significant growth reflects incremental revenue of $8 million from the July 30, acquisition of Hospice USA, as well as revenue gains of 3.8 million in our other hospice locations. Average daily census, excluding the Hospice USA acquisition, was 1303 for the 2004 fourth quarter, an increase of 31 percent from the year earlier period and 7 percent from the 2004 third quarter. Average daily census for the full year was 1153, a 29 percent increase over 2003. Including the acquisition, average

streetevents@thomson.com	617.603.7900	www.streetevents.com	3

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

daily census for ‘04 fourth quarter was 2207, an increase of 123 percent from the ‘03 fourth quarter and up 23 percent from the ‘04 third quarter. Average daily census for the full year, including the acquisition was 1522, a 70 percent increase over 2003.

We opened a total of 12 new start-up hospice locations during 2004. Each start-up involves an investment of EBITDA averaging about $120,000 per location, which created some pressure on hospice EBITDA margins which we fully expected. Nevertheless, hospice EBITDA margins for the full year were in the mid-teens. The significant return we expected to generate with hospice start-ups more than justifies the short-term margin impact. At year end, we had 51 hospice locations in 14 states, more than double the 21 locations we had at year end 2003. In addition, we had 8 start-up locations in process and 8 more planned for later in 2005. Annualized hospice revenue run rate at year end was 93 million, an indicator of the significant growth we are generating in this business unit.

Overall, the fourth quarter and the full year were very solid for all of our principal businesses, reflecting the effectiveness of our growth initiatives and our management team. We believe we are well-positioned and have the right strategic initiatives to achieve further profitable growth in ‘05 and beyond. As Jeff will discuss, we also have the financial resources to support that profitable growth. And we are certainly off to a very solid start so far in the first quarter.

Before I turn the call over to Jeff, I would like to address two areas, the funding outlook for Medicare, Medicaid, and the expression of interest by the Whitman Appaloosa group. Given the pressure to reduce the federal deficit and the President’s recent budget proposal, we now believe there is a possibility of a modest reduction in Medicare funding, far less than what has been proposed. The end of the day, this is going to be a decision that will be made by Congress. And we believe there is a lot of support in Congress to minimize any reductions in funding because of the relationship between funding levels and the quality of care. We continue to communicate with key members of Congress to ensure that they understand the impact of any funding decisions. We do not expect, however, that a modest reduction in Medicare funding would impact our EBITDA guidance for ‘05 of the $210 million to the $215 million that that I mentioned earlier. This range excludes costs associated with the Whitman Appaloosa expression of interest.

Turning to Medicaid, because virtually all of our skilled nursing facilities are now in states that have either a provider tax or a case-mixed payment system or both, we believe our Medicare funding levels will remain solid this year despite all the publicity about long-term cuts in growth of the Medicaid program. For ‘05, our guidance includes a net increase in Medicaid per diems of 3.5 to 4.5 percent. If you are interested in any state-specific information, we will be more than happy to talk to you off-line. As we discussed during our Investor Day in January, our ‘05 guidance includes a total of roughly $9 million of incremental revenue from provider tax plans in Indiana and Pennsylvania that would be directly attributable to ‘05. Our targeted EBITDA range for ‘05 does not include the retroactive impact of these two plans.

The Pennsylvania plan was approved by CMS early this month and the retroactive benefits will be better than we anticipated. The prior year positive impact for Pennsylvania is estimated to be $7 million which we anticipate receiving no later than the second quarter of this year. And the annual impact specifically related to ‘05 is estimated at $2.2 million. We expect the Indiana Plan will receive final approval later this year with prior year benefits currently estimated at more than $11 million. The impact of this new plan will be recorded upon final approval and receipt of the revised rates.

As for the Whitman Appaloosa Management Group, I realize many of you may be interested in discussing the proxy contest; however, the purpose of this call is to discuss our earnings and we intend to limit our comments both now and during the Q&A to that subject. There will be ample time between now and our annual meet for a full discussion of the issues surrounding our proxy solicitation effort. Having said that, let me make one exception. We realize that pending legislation in Arkansas has received a lot of attention, and I would like to clarify that situation in the event you did not see our filing yesterday. Members of the legislature in Arkansas have concerns about the impact of a potential change of control at BEI on the quality of care provided to patients in that state, as well as on jobs and the local economy. As a result, two bills have been proposed by the same legislator that addressed this concern.

streetevents@thomson.com	617.603.7900	www.streetevents.com	4

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

The first bill is limited to a review by the state to ensure that quality of care does not deteriorate in the event of a significant change in ownership of any long-term care provider. The second bill also addresses quality issues but is broader in scope. This is the bill that the Whitman Appaloosa press release highlighted and misrepresented as an attempt to prevent any change of control of BEI. This was not the case. Although neither bill would prevent a change of control, the second bill could be interpreted as applying beyond the state of Arkansas. That is why we would not support a bill that would have any effect beyond Arkansas. Where 17 of our facilities are located. These 17 facilities accounted for about 4 percent of our total EBITDA last year. We believe a bill that is restricted to Arkansas facilities alone is a legitimate way for the Arkansas legislature to protect its nursing home residents and other constituents.

Quality of care for our patients and jobs for our associates are a of critical importance to us, but we believe each state must determine how best to protect those interests, and that is not Arkansas’s role to legislate patient care on behalf of other states. Our board and management have a track record of being responsive to the interest of shareholders, and we are committed to making sure that remains the case. For now, we think the focus of today’s discussion should be on how well our businesses have performed. So we will use the limited time we have available today on that subject. And at this point, I am going to turn the call over to Jeff for the financial highlights.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Thanks, Bill. And good morning, everyone. As Bill mentioned, 2004 was a year highlighted by strong financial performance, as well as continuing improvements in our financial position. All of which are the results of continued success in executing on our strategy over the past several years. First, I’ll discuss our strength in financial position, which has improved steadily during the past several years as we have reduced debt while strengthening our cash position. In 2004, we undertook several initiatives to further strengthen our balance sheet, which marked the culmination of efforts begun in 2003.

First, the debt refinancings of more than 70 percent of our long-term debt that we undertook in 2004 and late 2003 have taken together generated a number of substantial benefits. We extended the weighted average maturity of total debt by more than eight years. We reduced our average interest rate by 275 basis points to 6.2 percent at the end of 2004. We obtained greater covenant flexibility, which freed up additional CapEx and acquisition dollars to fund further growth. And we secured additional financing capacity and flexibility by refinancing with subordinated debt. Total debt was $558 million at December 31, down about $78 million from year-end 2003. This primarily reflects the payoff of 2004 of the medium-term notes of Beverly Funding Corporation that represented the last of our off-balance sheet financings. As a result, BFC is now reconsolidated on to our financial statements.

Our lower debt level, plus the refinancings we completed during late 2003 and 2004 resulted in a significant reduction in interest expense. For the quarter, interest expense totaled $10.6 million down 32 percent from the 2003 fourth quarter. For the full-year, interest expense totaled $45.6 million, compared to $63.3 million in 2003, a decrease of nearly 28 percent. To sum up, our balance sheet looks significantly better at year-end 2004 than it did in 2002, reflecting improvements across all key metrics. This has provided us with the increased flexibility and deployable resources to fuel investments and growth across our Company.

Turning to our financial performance, revenue consistently grew quarter over quarter during 2004. In addition, we generated a 45 percent increase in pretax income from continuing operations on a 10 percent increase in revenues. I think it is worth examining our income from continuing operations in more detail, backing out some of the unusual items so you can make a true apples-to-apples comparison of our year-over-year performance and properly evaluate our progress. Most notably, our full-year results include refinancing costs of $40.9 million or $0.33 per share diluted in 2004, and 6.6 million or $0.06 per share diluted in 2003. Excluding these refinancing costs, net income from continuing operations in 2004 would have been $83.6 million or $0.70 per share diluted compared to $34.3 million, $0.32 per share diluted in 2003.

Let’s now turn to cash flow from operations. For the 2004 fourth quarter, cash flow from operations more than doubled to $37.9 million, compared to 16.4 million in the 2003 fourth quarter. This enabled us to invest nearly $25 million during the 2004 fourth

streetevents@thomson.com	617.603.7900	www.streetevents.com	5

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

quarter to fuel further growth. That is an increase of $10 million over the same period a year ago, and we still were able to increase our cash balance during the quarter by more than $8 million. Cash flow from operations for the full year was $75.7 million, an 8.3 percent increase over 2003. Our 2004 cash flow from operations were negatively impacted by approximately $82 million due to the reconsolidation of Beverly Funding Corporation. Excluding this one-time impact, our cash flows from operations would have been approximately $158 million for 2004, a 126 percent increase over 2003.

Our cash balance at the end of the quarter totaled $215.7 million, down $43 million from a year ago, primarily due to the $69 million we used in 2004 for our all-cash acquisition of Hospice USA. We also increased our capital investments to $63 million during 2004, which compares to CapEx in 2003 of $44 million. At year end, our CapEx was at an annualized run rate of about $100 million to $110 million, and we expect that spending level to hold through 2005.

Finally, I would like to discuss our strong performance in nursing facility patient receivables. We continue to make solid progress in reducing nursing facility patient receivables, even though our performance has been what I would clearly consider industry-wide gold-standard levels already. Nursing patient receivables at the end of 2004’s fourth quarter were down $47 million from the end of 2003 and totaled $179 million. Which is less than 35 days sales outstanding. It was the 16th consecutive quarter of reductions in nursing patient receivables. Nursing patient receivables greater than 180 days old were down $9.2 million at December 31, compared to $21.2 million a year earlier and $114.9 million at the end of 2000. All of this reflects the increased investments we have made over the past three years and the right internal processes and systems across our skilled nursing facility business.

There is one more thing I would like to mention in relation to our refinancings. Given the recent trading activity of our common stock, it is likely that our contingently convertible notes that were issued in 2003 will become convertible at the beginning of the second quarter of 2005. Our 10-K will be released this afternoon, and it will include Ernst & Young’s unqualified opinions on our financial statements, as well as on our internal control over financial reporting. I am extremely proud of the work done by many across the organization to achieve this result. We are also proud of what we’ve done in 2004 to improve the quality of care we provide and to deliver strong operating and financial results. We believe 2005 will be another successful year as we continue to drive profitable growth in each of our major businesses. Operator, we’ll now take questions related to our financial and operating results.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) We will take our first question from Charles Lynch with CIBC World Markets.

Charles Lynch - CIBC World Markets — Analyst

Thanks. Good morning.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Good morning, Charlie.

Charles Lynch - CIBC World Markets — Analyst

I had a question on your line item expenses. Looking third quarter to fourth quarter which, if I am not mistaken, are generally comparable quarters, it looks like the — your provision for insurance and other items bounced up quite a bit to — from under

streetevents@thomson.com	617.603.7900	www.streetevents.com	6

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

30 million to about 39 million third quarter to fourth. And I was just wondering if that is something to take into account on an ongoing basis or if there were any kind of year-end adjustments made there, and the same question applies to a lesser degree just to the sequential pick-up in just overall other operating expenses as reported by you.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Good morning, Charlie, it is Jeff.

Charles Lynch - CIBC World Markets — Analyst

Hi, Jeff.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Regarding the insurance, there are two things. One, we received the new actuarial study in January of this year which did result in some adjustments to previously recorded reserves that go back to 1994. If you’ll look at it, in the quarter, our overall provision is up 36 percent and 17 percent for the year. The major component of that is that we adjusted our discount rate for our insurance reserves downward from 10 percent to 8.5 percent. And if you back that out, and that equated to about $6 million, we would have been up 15 percent for the quarter and 11 percent for the year.

Looking forward to 2005 in the provision for insurance, we are currently accruing at $5.4 million per month for general and professional liabilities, which is about in line with where we were at, and that’s for continuing operations and about $5.9 million, including discontinued operations, which is pretty much in line with what we had said as we went through the divestiture program, which was that it would mitigate the increase in year-over-year increases, and what we are looking at on a go-forward basis is an estimate in the range of 10 to 15 percent. Regarding the other expenses, which line item specifically are you looking at, Charlie.

Charles Lynch - CIBC World Markets — Analyst

I am just curious on the broader other operating expense line which moved from about 132 million in the third quarter up to 137 in the fourth is that just merely a function of the higher revenue base in the fourth quarter?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Most of it is, Charlie, yes.

Charles Lynch - CIBC World Markets — Analyst

Okay, great. Thanks a lot

Operator

We will move next to Mark Ort with Glazer Capital.

streetevents@thomson.com	617.603.7900	www.streetevents.com	7

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Mark Ort - Glazer Capital — Analyst

Capital. You mentioned in the press release that you are reaffirming your EBITDA guidance for 2005.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

That’s correct.

Mark Ort - Glazer Capital — Analyst

X costs associated with the expression of interest by Whitman Appaloosa and Franklin Mutual, how much could those costs be and what are they based on?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

We don’t know at this point in time, and we cannot provide any guidance in that direction.

Mark Ort - Glazer Capital — Analyst

Do those include costs for hiring lobbyists in Arkansas in order to support the legislation that you just said you are not supporting?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

We are not going to provide any details at this point as to what is or is not included in those costs.

Mark Ort — Glazer Capital — Analyst

Thank you.

Operator

Anything further Mr. Ort? We will move next to AJ Rice with Merrill Lynch. Please go ahead.

A.J. Rice - Merrill Lynch — Analyst

Yes, thanks. Just a follow-up, first, on Charlie’s question. What is the trend on cash outlays to cover your general liability claims. Is that stable year to year or is that trending down? Or how does that look?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Well, what we did in 2004, AJ — it’s Jeff. We paid approximately $68 million in 2004 out in GLPL claims. And in looking at the balance sheet at this point in time, what we are looking at is about $54 million projected to be paid out in 2005.

streetevents@thomson.com	617.603.7900	www.streetevents.com	8

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

A.J. Rice - Merrill Lynch — Analyst

Okay. I guess the comment was made that your — you are a little — sounds a little less optimistic about how the RUGS refinement might play out — you don’t think you will get the hit that was in the President’s budget but you think you could get some hit. I guess I would be interested to know what has led to that slightly more cautious view about the outlook for the RUGS refinement.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

AJ, this is Bill. There really isn’t a whole lot of new data. We’ve spent a lot of time — I personally spent time in Washington talking to some of the legislators. And there really — I mean, we don’t really have, to be honest with you, any concrete new information, it’s just sort of a sense that there will probably be as part of an overall focus on deficit, that we will probably — we, meaning the industry, will probably take some sort of modest reduction. But quite frankly, we could be — we could be wrong on that. As I said, there is an enormous amount of support in Congress to maintain the — the current level of funding because I think everyone sees that there has been an improvement in quality of care for this sector as a result of stabilization of funding, and I think that’s both sides of — of whether it’s the Republicans or the Democrats. So we are just taking a little bit more cautious approach but there’s been nothing concrete to base it.

A.J. Rice - Merrill Lynch — Analyst

All right, and then the last question and I don’t know if you can answer it or not, but you said one of the two Arkansas legislations, you would support the one that focused more on the facilities within the state. But the one thing that is not clear to me about that is what is the criteria that someone would use to determine whether patients’ safety is effected or not and maybe you can give us some sense about the things that you would support in terms of that criteria and things you might not support.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, again, AJ, we are not going to get into any detail on it, but it is — as we understand the Bill, it is simply having to do — it is like a licensing, it’s a documentation, but that’s all we are really going to say on it.

A.J. Rice - Merrill Lynch — Analyst

Okay.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

It is really up to the states to make those determinations, not us.

A.J. Rice - Merrill Lynch — Analyst

All right. Okay. Thanks.

Operator

Moving next to Jerry Doctrow with Legg Mason.

streetevents@thomson.com	617.603.7900	www.streetevents.com	9

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Jerry Doctrow - Legg Mason — Analyst

Good morning.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Good morning, Jerry.

Jerry Doctrow - Legg Mason — Analyst

Bill, clearly you are making progress in the nursing home side which you want to focus on. But from third quarter to fourth quarter, it looked us to that margins were actually declining and it looks like EBITDA and stuff was not really where we expected it, and overall your margins book on the nursing home side lag your competitors a lot. So — I mean you haven’t really talked about the nursing home business and really what’s going on there other than some Alzheimer’s stuff. Why are you sort of so far behind some of your competitors?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

When you say “so far behind our competitors”.

Jerry Doctrow - Legg Mason — Analyst

The EBITDA margins. You are at 8ish. They are at 13. Your margins are dramatically lower on the nursing home business than — than your competitors.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, I — I think, you know, Jerry, there’s a lot of factors. I need — we need to go through, and I would like to see what specific information you are referring to, but, you know, we are very proud of where we are in our margins. And, you know, we have been making a lot of progress — a lot of our competitors have not had the — have not gone through, you know a turnaround. They have not gone through the divestiture program. There has been a lot of things that we have been focusing on, you know, we are saying our margins in ‘05 will be — you know, close to double digit. I think we are seeing an increase in our — and I think one the areas that clearly has been an opportunity for us has been on Medicare mix, and we think we are making a lot of progress there.

Jerry Doctrow - Legg Mason — Analyst

Am I right in seeing that the margins actually declined from third quarter to fourth quarter EBITDA margin?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

The EBITDA margins in the third quarter were 9.4 percent from continuing operations in the fourth quarter were 8.3 percent. And you do have the — the $6 million charge that was booked into the quarter as part of the adjustment in the insurance discounting as well.

streetevents@thomson.com	617.603.7900	www.streetevents.com	10

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Jerry Doctrow - Legg Mason — Analyst

Okay. So that — that would be primarily the issue for the margin deterioration.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Yes.

Jerry Doctrow - Legg Mason — Analyst

Okay. And just one other thing. I mean we — there’s — obviously contingent converse coming that sort of thing. Are you going to have option expenses that you will start taking next year and any sense of what the magnitude of those will be?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Yes, we will start booking the option expense at the start of the third quarter, which is when the statement takes effect, and we estimate it to be a couple million dollars over the course of the second half of the year.

Jerry Doctrow - Legg Mason — Analyst

Okay. All right, thanks.

Operator

Michael McNolte with Context Capital has the next question.

Michael McNolte - Context Capital — Analyst

Thanks very much for taking the question. Two things, just with regards to the free cash flow that’s coming out, will you be targeting that more for debt reduction or will you be looking for more acquisition. And then almost as flip side to that question, I think it was last year and even probably starting the year before, Sunrise Senior Living and they are obviously in a somewhat different business decided to sell off a lot of their facilities and then just move more towards a management company. Is that something that — a model that you think makes sense for Beverly or for your industry? So it’s kind of like, you know, the opposite side of the other question with regards to acquisitions.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, I would — I would say in response to that, first of all, that, yes, I would have to get a little bit more educated on exactly what Sunrise has done. I think our focus is clearly on growing the service side of our business. We see that as a growth opportunity, but we also see the facilities and the skilled nursing area as a growth opportunity as well. In terms of the utilization of cash, we are — we are continuing to remain focused on debt reduction, but we believe that acquisitions will play a part of the growth strategy. And we’re looking at organic but we’re also going to be looking at investing in acquisitions as well.

Michael McNolte - Context Capital — Analyst

And you — overall just from a 30,000-foot view, do you like owning the facilities? Is there a strategic reasoning or — you know it — how do you look at owning the facility versus moving more towards a management-oriented Company?

streetevents@thomson.com	617.603.7900	www.streetevents.com	11

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, we are always open to looking at you know a situation from a different perspective. Historically, there have been a lot of benefits to us owning our own facilities, and, you know, I think that has given us a lot more flexibility. It has taken us — you know we have not been sort of a prisoner, you know, in terms of, you know rent. And, you know, there have been a lot of benefits to us in owning our facilities, but, you know, we’re — we are always looking at new ways — or new opportunities to do the business. I wouldn’t say we are irrevocably locked into one situation or another.

Michael McNolte - Context Capital — Analyst

Okay. All right. And last thing, are there any acquisitions that you are seeing or types of targets that you are seeing that look attractive at the moment?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

We do, we have, yes.

Michael McNolte - Context Capital — Analyst

And are these mostly just, like, mom and pop type things or are you seeing more bigger groups type?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, I don’t — I don’t know — you know, we would have to get into a definition of what is a mom and pop versus a bigger group. We are not looking at making a — a large acquisition. I think the areas that we have interest, which would be in home health and hospice and rehab, the nature of the companies that are out there are such that they would — they would be a relatively small acquisition.

Michael McNolte - Context Capital — Analyst

That’s what I was looking for. Thanks a lot. I appreciate it

Operator

Moving next to James Kumpel with FBR.

James Kumpel - Friedman, Billings, Ramsey — Analyst

Good morning.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Good morning, Jim.

streetevents@thomson.com	617.603.7900	www.streetevents.com	12

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

James Kumpel - Friedman, Billings, Ramsey — Analyst

Can you comment a little bit about the breakout in the supplemental information, Jeff, on — about the 13 percent increase in overall controllables, noncontrollables, et cetera and what was behind that?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Jim just bear with me one second.

James Kumpel - Friedman, Billings, Ramsey — Analyst

Sure. Just on a year-over-year basis.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Yes, we have — we have contracted services where we had basically inflation-related adjustments on a year-over-year basis. We had some increases in travel expenses as well.

James Kumpel - Friedman, Billings, Ramsey — Analyst

I guess the ones that really stand out are other controllables and noncontrollables, which — which look to have been disproportionately high

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Yes. And in the other controllables what we have primarily again is a little bit in the contracted services. We also have a bit of a reclass in the other — in the other controllable area related to some of the Aegis margin from the prior year that was recorded in discontinued operations that was moved back up to above the line, and that was the line that it was flowing through. And that related to retained business off of facilities that were disposed of during the year.

James Kumpel - Friedman, Billings, Ramsey — Analyst

So if — if you were to remove that, which sounds kind of like a special case, would it have been kind of in line with — with the rest the expenses?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

It would have — yes, it would have been.

James Kumpel - Friedman, Billings, Ramsey — Analyst

Okay.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

In the other noncontrollable area, that is primarily provider tax-driven.

streetevents@thomson.com	617.603.7900	www.streetevents.com	13

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

James Kumpel - Friedman, Billings, Ramsey — Analyst

Got you. Okay. Thank you. Can you — can you also comment on the — the expected tax rate for — or — or the expected tax expenses for 2005 and them going forward?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Yes. What we are looking at in 2005 is — is in the range of between 7 million and $7.5 million and I recognize that is not a wide range but that is where we expect to be. The increase over the prior years is primarily coming from federal alternative minimum taxes. And going forward into 2006, we would currently expect our tax rate to be in the range of 20 to 25 percent. The increase coming primarily from the exhaustion of remaining regular net operating loss carry-forwards. Now one of the assumptions that is made in this is that our remaining tax valuation allowance is not reversed, and that’s something that could become a possibility in late 2006. It is uncertain at this point in time, and then projecting out to 2007, I would look for us to be at a more normalized tax rate for financial reporting purposes.

James Kumpel - Friedman, Billings, Ramsey — Analyst

So going from 6 to 7 percent in ‘05 to maybe 20, 25 in ‘06 to maybe 37 or so —?

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

In ‘07, yes.

James Kumpel - Friedman, Billings, Ramsey — Analyst

Okay. And then just finally — I know you can’t really comment on the proxy and all the noise on the side, but can you comment as to whether or not you guys think that you can own your facilities more efficiently than a new owner with regard to liabilities?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Jim, we are always looking at opportunities to, you know, improve the liability situation. You know, we frankly looked at going into an LLC configuration several years ago, and for a variety of reasons elected not to pursue that, and we pursued project deliver, which is — I think had some dramatic impact on — on our patient care liability situation. Are there other opportunities going forward? Absolutely. And you know we continue to evaluate situations like that, and, you know, we will do what we think is in the best interest of our shareholders.

James Kumpel - Friedman, Billings, Ramsey — Analyst

So, Bill, if I can recharacterize, there are possibilities for you guys to operate as you are today, to significantly reduce liability costs that do not require a change control?

Bill Floyd — Beverly Enterprises, Inc. — Chairman, President & CEO

I think that — I think that there are — there continue to remain opportunities for us to reduce our patient care liability in our current configuration. Are there other ways of getting there? Absolutely. And I think we always keep an open mind as to how we might address those, and that’s really all I am going to say at this point.

streetevents@thomson.com	617.603.7900	www.streetevents.com	14

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

James Kumpel - Friedman, Billings, Ramsey — Analyst

Great.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

Clearly, Jim, even beyond project deliver, which was certainly the focal point over the course of the past two years to drive down the rate of increase and reposition the asset base to a much better configuration from our perspective, you have to also keep in mind that from a risk management perspective, from a legal perspective, as well as most importantly from an operational perspective, related to quality of care, we continued to take very aggressive actions relative to driving down the patient care liability costs and are certainly seeing positive trend lines in terms of frequency, severity, caseload, and everything else and would expect to continue along that track, particularly as it relates to quality of care.

James Kumpel - Friedman, Billings, Ramsey — Analyst

I guess this would be the last one. I am sorry. The breakout at the Arkansas facilities, is that pretty much just in response to all the questions you guys have been getting in the past few — past few days or is there anything else behind it?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

What do you many the breakout, Jim. The fact that we addressed it proactively?

James Kumpel - Friedman, Billings, Ramsey — Analyst

Well just —.

Jeff Freimark - Beverly Enterprises, Inc. — EVP, CFO & CIO

The fact we spoke to the 17 facilities and — the answer is, yes.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

The answer, absolutely, sure.

James Kumpel - Friedman, Billings, Ramsey — Analyst

Okay. Great, thank you.

Operator

Our next question will come from Brian Lombardi with Dolphin.

streetevents@thomson.com	617.603.7900	www.streetevents.com	15

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Brian Lombardi - Dolphin — Analyst

Good morning. I notice that you mentioned that you seem to have somewhat of a more clear idea of what’s going on with Medicare and RUGS and that it would be less than the numbers that were thought of in the past. I assume that you’re referring to the numbers that came out in your Investor Day?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Yes, Brian, we — as I said to AJ Rice, we don’t know what, I mean, who knows where this thing is only going to end up. I think the important thing from a shareholder standpoint, is that we are reaffirming our guidance.

Brian Lombardi - Dolphin — Analyst

Sure.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

And we are holding to our guidance irrespective. But we believe there probably will be some modest reduction, just because that seems to be the — you know the temperature — you know the air temperature in Washington D.C. But your guess is as good as mine. We remain optimistic that there is not going to be anything draconian that will take place as in with the Medicare cliff, but we — you know, we just don’t know. There is a lot more that has to take place in — you know on Capitol Hill, but the position we are taking is that whatever happens there, we still remain comfortable with our EBITDA guidance.

Brian Lombardi - Dolphin — Analyst

For ‘05 I heard. But as I remember the provisions wouldn’t really kick in until the end of ‘05.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Well, it would actually happen in October of ‘05. So there will be a — presumably there would be an impact in fourth quarter of ‘05. Full-year impact in ‘06.

Brian Lombardi - Dolphin — Analyst

What would be the full-year impact? I guess you would kind of put a number out on the table and say this is as bad as it could be.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Under — if all the analysts went away we had communicated that for us that would represent about $32 million on an annualized basis. But we — we don’t really see that happening. You’ve got — on the one hand you have got the whole RUGS issue on the other hand you have got the market basket increase and there is a lot of pieces — a lot of moving pieces here, and as I said, you know, we feel comfortable certainly with — with our ‘05 number and even looking into ‘06, you know, we are obviously doing a lot of contingency planning and looking at other opportunities, you know, to anticipate a worst-case scenario, but we really don’t see that happening.

streetevents@thomson.com	617.603.7900	www.streetevents.com	16

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Brian Lombardi - Dolphin — Analyst

Okay. Okay. And —.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

I wish I could be more specific, but I don’t have a crystal ball. [ LAUGHTER ]

Brian Lombardi - Dolphin — Analyst

You had mentioned this legislation, and you said there was one bill that you liked and one that probably was overreaching. What were the numbers on those? The bill numbers?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

I am not sure — what were the numbers.

Brian Lombardi - Dolphin — Analyst

The bill numbers. Okay. You are not sure.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

I — I frankly don’t know what the bill numbers were. And as I said, we really are not going to get into that. We are supporting the bill that is — that is contained and focused on our facilities in Arkansas, because we respect the — you know the — the Governor, the Attorney General, the legislature of Arkansas wanting to ensure the welfare and the quality of care to the residents and that’s really where we are going to end that.

Brian Lombardi — Dolphin — Analyst

When you say you are supporting it, are you helping to get it passed or you’re just monitoring it from a distance.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

They have asked — they have asked whether we support it, and we said we would support it.

Brian Lombardi - Dolphin — Analyst

Okay. Fair enough. Thank you.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Okay.

streetevents@thomson.com	617.603.7900	www.streetevents.com	17

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Jim Griffith - Beverly Enterprises, Inc. — SVP, IR & Corporate Communications

Operator, we are getting close to market open. We will take one more question.

Operator

Great. We will take a follow-up question from Jerry Doctrow.

Jerry Doctrow - Legg Mason — Analyst

Hi, yes, I just had one quick thing. The margins on the rehab, which are — you know very impressive. Are — I — one of the things that I guess I just wonder about is just pricing on your Beverly facilities. Are you market priced to your own facilities there in terms of allocations of overhead and stuff. Is there anything else going on there that would affect sort of the shift of potential EBITDA between those two divisions?

Bill Floyd — Beverly Enterprises, Inc. — Chairman, President & CEO

There — Jerry, there is a — there is a slight premium or contract pricing on — on the facilities, but it is not — it is not a material difference.

Jerry Doctrow - Legg Mason — Analyst

Okay. So you do charge the Beverly facility slightly more but you don’t think it is material in terms of really driving that margin differential.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

No, that is not really what’s driving the margin at all.

Jerry Doctrow - Legg Mason — Analyst

Okay. And nor is it the way you allocate overhead or whatever, you don’t think it’s just —?

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

No, absolutely not.

Jerry Doctrow - Legg Mason — Analyst

Okay, thanks a lot.

Bill Floyd - Beverly Enterprises, Inc. — Chairman, President & CEO

Okay

streetevents@thomson.com	617.603.7900	www.streetevents.com	18

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

Mar. 15. 2005 / 8:30AM, BEV — Q4 2004 Beverly Enterprises Earnings Conference Call

Operator

That concludes the he question-and-answer section. Gentlemen, I will turn the call back to you.

Jim Griffith - Beverly Enterprises, Inc. — SVP, IR & Corporate Communications

Thank you for joining us. Have a good day

Operator

That concludes today’s conference. Thank you for joining us.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2005, Thomson Financial. All Rights Reserved.

streetevents@thomson.com	617.603.7900	www.streetevents.com	19

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.